                                                                      Exhibit 23



            Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Post Effective Amendment No. 1 to the Registration Statements (Form S-8, File Numbers 333-91067 and 33-10937), pertaining to the Profit Sharing Plan for Employees of Trinity Industries, Inc. and Certain Affiliates as Restated Effective April 1, 1999 of our report dated March 18, 2004, with respect to the financial statements and schedule of the Profit Sharing Plan for Employees of Trinity Industries, Inc. and Certain Affiliates as Restated Effective April 1, 1999 included in this Annual Report (Form 11-K) for the year ended December 31, 2003.


                                                      /s/ Ernst & Young LLP





Dallas, Texas
June 24, 2004



                                                                              14